Press Release

FOR IMMEDIATE RELEASE

Contact: Neil Cotiaux, FHLBank Pittsburgh: 412-335-9488, Neil.Cotiaux@fhlb-pgh.com

RESULTS DECLARED IN BOARD ELECTIONS AT FHLBANK PITTSBURGH

PITTSBURGH, November 23, 2010 – The Board of Directors of the Federal Home Loan Bank (FHLBank) of Pittsburgh today declared the results of the recent election to fill seats vacated by Directors whose terms expire on December 31, 2010. The election includes two member director positions for Delaware, one member director position each for Pennsylvania and West Virginia, and two non-member independent director positions.

Member Directors – The FHLBank’s members elected two new directors and two incumbents to the member director positions. New directors are Charlotte B. McLaughlin, Executive Vice President, PNC Bank, NA, Pittsburgh, Pennsylvania and Bradford Ritchie, West Virginia President, Summit Community Bank, Moorefield, West Virginia. Re-elected directors are David R. Gibson, Executive Vice President and Chief Financial Officer, Wilmington Trust Company, Wilmington, Delaware and John C. Mason, Chief Investment Officer and Treasurer, ING Bank, fsb, Wilmington, Delaware. Ms. McLaughlin, Mr. Ritchie and Mr. Mason were elected to serve four-year terms, and Mr. Gibson was elected to serve a one-year term.

Independent Directors – The FHLBank’s members elected one new and one incumbent director to the non-member independent director positions. The new director is Maureen Breakiron-Evans; she is self-employed and currently serves on the Board of Directors and the Audit Committee of Cognizant Technology Solutions, a $4 billion global IT and business process company. The incumbent is John K. Darr, retired Managing Director and Chief Executive Officer of the FHLBanks’ Office of Finance. Ms. Breakiron-Evans was elected to serve a four-year term and Mr. Darr was elected to serve a one-year term.

Other Directors on FHLBank Pittsburgh Board of Directors
In addition to the six directorships above, FHLBank Pittsburgh’s Board of Directors for 2011 includes the following members who continue to serve: Dennis M. Marlo, chairman; Patrick A. Bond, Rev. Luis A. Cortés, Jr., Brian A. Hudson, John S. Milinovich, Edward J. Molnar, Charles J. Nugent, Patrick J. Ward and Robert W. White.

All directors certified in the 2010 election will begin their terms of office on January 1, 2011.

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601 Grant Street • Pittsburgh, PA 15219-4455 • 412-288-3400 • www.fhlb-pgh.com

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FHLBank Pittsburgh Director Election, page two

FHLBank Pittsburgh is a wholesale bank that serves the housing finance and community and economic development needs of its owner-members. FHLBank Pittsburgh provides reliable access to low-cost funds, competitive pricing in the purchase of mortgage loans, correspondent banking, technical assistance, affordable housing grants and other programs so members can better serve their own communities. FHLBank Pittsburgh is privately capitalized and funded, does not use taxpayer dollars, and enjoys a triple-A rating. At September 30, 2010, the Bank had 314 members in its district of Delaware, Pennsylvania and West Virginia and approximately $55 billion in assets. FHLBank Pittsburgh is one of twelve Banks in the Federal Home Loan Bank System, established by Congress in 1932 to support the residential mortgage activities of local financial institutions.

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